Exhibit 99.1

For Immediate Release	NEWS RELEASE
Contact:	Ken Parsons, Chairman
(360) 459-1100
(360) 459-0137 (Fax)

Venture Financial Group Announces Cash Dividend

LACEY, Wash. July 21, 2003 - Venture Financial Group, Inc., announced that on July 16, 2003, the Board of Directors declared a cash dividend of $.07 per share payable August 8, 2003 to all shareholders of record as of July 31, 2003.

The declared dividend is a 40% increase over the previous quarter and marks the eighteenth consecutive quarterly dividend to be paid.

Venture Bank, with 21 offices in four western Washington counties, offers a full spectrum of financial services including commercial, construction, residential and consumer lending, investment services, deposit products, and other banking services.  Further information about the bank may be found on the Internet at www.venture-bank.com.